                                                                      EXHIBIT 21

                                  SUBSIDIARIES

     The following are wholly owned subsidiaries of the Registrant:

        1. Heritage Bank

        2. First National Bank of Lockport*

        3. Heritage Trust Company
------
* Except for directors' qualifying shares.